UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
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Abercrombie & Fitch Co.

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February 21, 2011
Dear Stockholder:
As you know, Abercrombie & Fitch Co. has filed a definitive proxy statement with respect to the Company’s proposal to reincorporate from the State of Delaware to the State of Ohio. Our Board of Directors has unanimously determined that this reincorporation proposal is in the best interests of the Company’s stockholders and unanimously recommends that our stockholders approve the reincorporation proposal at the Special Meeting of Stockholders, which is scheduled to be held on Monday, February 28, 2011 at our offices in New Albany, Ohio.
Although we believe that the definitive proxy statement fully explains the reasons why the reincorporation proposal is in the best interests of our stockholders, there have been a series of articles posted by a “Deal Professor” on The New York Times’ website that question the Company’s reasons for proposing the reincorporation, question the timing of the proposal and imply that the Company has some ulterior motive in proposing the reincorporation. In effect, the articles, which we believe contain a number of factual errors in addition to mischaracterizations of Ohio law and our motivations, appear to demonize not just us and our proposal but Ohio corporate law itself. As a public company, we do not have the same ability to wage a campaign of unsubstantiated words in the public media. However, we would welcome an opportunity to discuss our proposal with you and address the factual errors and mischaracterizations in the blogs.
In this letter we will address just one of the points raised by the “Deal Professor” blog: the speculation that the reincorporation may be intended to “position the company for a management buyout.” As a matter of policy, we do not comment on rumors or speculation. However, we think you should be aware that the reincorporation proposal is the culmination of a review of our corporate governance profile that has been ongoing for well over a year and a half and has involved a succession of communications with significant stockholders. We put a lot of time, thought and energy into developing the balanced corporate governance structure addressed by the reincorporation proposal, and we spent a considerable amount of time engaging with key stockholders on the issues underlying the proposal. We believe that the resulting proposal improves the Company’s governance profile and benefits all stockholders.
Accordingly, we believe that Glass, Lewis & Co., one of the largest proxy advisory firms, correctly assessed the situation when they concluded that: “On balance, we find that the proposed changes in corporate law, charter and bylaws represent positive changes to shareholders....” and further noted that “the positive aspects of the reincorporation greatly outweigh the negative provisions.”
720 Fifth Avenue, New York, NY 10019

On the recommendation of our Nominating and Board Governance Committee, our Board of Directors has unanimously determined that the reincorporation proposal is in the best interests of our stockholders. We hope our stockholders will agree, and would be glad to discuss the proposal in further detail at your convenience.

Sincerely yours,

Michael S. Jeffries
Chairman of the Board and Chief Executive Officer

Craig R. Stapleton
Lead Independent Director and Chairman, Nominating and Board Governance Committee

Ronald A. Robins, Jr.
Senior Vice President, General Counsel and Secretary

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